UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2011

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 30, 2011, in accordance with the terms of the previously announced Asset Acquisition Agreement, dated August 17, 2011, as amended (the “AA Agreement”), among CNX Gas Company LLC (the “Company”), a Virginia limited liability company and indirect subsidiary of CONSOL Energy Inc., a Delaware company (“CONSOL”), and Noble Energy, Inc., a Delaware company (“Noble Energy”), the Company completed its transfer to Noble Energy of (a) 50% of the Company’s undivided interest in certain Marcellus Shale oil and gas assets and properties in West Virginia and Pennsylvania covering approximately 628,000 net acres (the “Conveyed Interests” and, together with the Company’s remaining 50% undivided interest in such assets and properties and any other similarly situated oil and gas assets that are jointly acquired by the Company and Noble after the closing, the “Subject Assets”) in exchange for approximately $1.0 billion in cash, payable in three equal installments (with the first installment paid at closing and the following two installments to be paid at the first and second anniversary of closing, respectively) and a commitment by Noble Energy to pay one-third of the Company’s working interest share of certain drilling and completion costs with respect to the Subject Assets, up to approximately $2.1 billion (the “Carried Costs”) and (b) 50% of the Company’s undivided interest in certain of its existing Marcellus Shale wells and related leases in exchange for $160 million cash, paid at closing, in each case, subject to certain customary adjustments.

In connection with the closing, the Company and Noble Energy entered into various agreements including a Joint Development Agreement dated September 30, 2011 (the “JDA”). The description of the JDA contained in item 1.01 of CONSOL’s Form 8-K filed on August 18, 2011 (the “Noble Energy Transaction 8-K”) is incorporated herein by reference. In accordance with the terms of the AA Agreement, the Company and Noble Energy have also formed a gathering company and entered into the gathering arrangements described in the Noble Energy Transaction 8-K to provide gathering lines and facilities to receive and deliver production from the existing Marcellus Shale wells and future wells on the Subject Assets. At the closing, the Company contributed its existing gathering assets valued at approximately $145 million to the newly formed gathering company and Noble Energy contributed approximately $72 million in cash to it, which was distributed to the Company. The cash payments made at closing are subject to certain post-closing adjustments, including adjustments for excluded portions of the gathering assets, operational adjustments for the allocation of costs, taxes and revenues among the parties, and adjustments attributable to the components comprising the cash payments. Under the gathering arrangements, in addition to dedicating all gas produced from the existing Marcellus Shale wells and future wells located on the Subject Assets, subject to conflicting dedication allowances and permitted releases from dedication, for the applicable dedication term, (which in the case of Subject Assets that consist of oil, gas and mineral leases, expires on the termination of such leases, and which in the case of Subject Assets that consist of fee interests, expires after a period of 50 years), the Company and Noble Energy are also required to deliver all gas attributable to third party interests in the Subject Assets to the extent permissible under the terms of any applicable joint operating agreement. The gathering company has entered into a master services agreement with the Company pursuant to which the Company will manage the business operations of the gathering company and perform certain other services on behalf of the gathering company.

Item 7.01	Regulation FD Disclosure.

On October 3, 2011 CONSOL issued a press release regarding the transaction above described in items 1.01 and 2.01 of this Form 8-K. A copy of this press release is attached as Exhibit 99.1 hereto. Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro Forma Financial Information

Pro forma financial information is attached as Exhibit 99.2 hereto.

(d)	Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release dated October 3, 2011 regarding closing the AA Agreement.

Exhibit 99.2	Pro Forma Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Executive Vice President and Chief Legal Officer

Dated: October 6, 2011

Exhibit Index

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release dated October 3, 2011 regarding closing the AA Agreement.

Exhibit 99.2	Pro Forma Financial Information.